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Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-64389 and 333-103752) of L-3 Communications Holdings, Inc. of our report dated June 29, 2006 relating to the financial statements of the L-3 Communications Master Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York

June 29, 2006